EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$26,461,840.54(1)	0.00015310	$4,051.31 (2)

Fees Previously Paid			$4,051.31

Total Transaction Value	$26,461,840.54 (1)

Total Fees Due for Filing			$4,051.31 (2)

Total Fees Previously Paid			$4,051.31

Total Fee Offsets

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price based upon the net asset value per share as of September 30, 2024 of $24.77 and the offer to purchase up to 1,068,302 shares. The fee of $4,051.31 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on October 31, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $153.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025 and previously paid.

1